As filed with the Securities and Exchange Commission on July 1, 2015.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sirius XM Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	38-3916511
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1221 Avenue of the Americas, 36th Floor
New York, New York 10020

Telephone: (212) 584-5100

(Address including zip code, and telephone number, including area code, of principal executive offices)

Sirius XM Holdings Inc. Deferred Compensation Plan

(Full title of the plan)

Patrick L. Donnelly, Esq.

Executive Vice President, General Counsel and Secretary

Sirius XM Holdings Inc.

1221 Avenue of the Americas, 36th Floor

New York, New York 10020

(Name and address of agent for service)

(212) 584-5100

(Telephone number, including area code, of agent for service)

With copies to:

Manan D. Shah, Esq.

Brett D. Nadritch, Esq.

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005-1413

(212) 530-5501

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Deferred Compensation Obligations(1)	$50,000,000 (2)	N/A	$50,000,000	$5,810.00

(1)	The Deferred Compensation Obligations are unsecured obligations of Sirius XM Holdings Inc. (the “Registrant”), to pay deferred compensation in accordance with the terms of the Sirius XM Holdings Inc. Deferred Compensation Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

The Registrant is registering the Deferred Compensation Obligations (as defined below) in this Registration Statement on Form S-8 (the “Registration Statement”) because of the uncertainty as to whether the Deferred Compensation Obligations would or should be considered “securities,” or be subject to registration, under the Securities Act of 1933, as amended (the “Securities Act”). The inclusion of the Deferred Compensation Obligations in this Registration Statement is not an admission by the Registrant that the Deferred Compensation Obligations are securities or are subject to the registration requirements of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of this Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in Sirius XM Holdings Inc. Deferred Compensation Plan (the “Plan”) covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (File No. 001-34295);
(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 (File No. 001-34295); and
(c)	The Registrant’s Current Reports on Form 8-K filed on March 6, 2015, May 21, 2015, June 19, 2015, June 23, 2015, June 26, 2015 and June 30, 2015.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The following is a summary of the $50,000,000 of deferred compensation obligations to be issued by the Registrant pursuant to the Plan (the “Deferred Compensation Obligations”). The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in accordance with the terms of the Plan. The Deferred Compensation Obligations are not registered under Section 12 of the Exchange Act. The Plan is intended to be an unfunded Plan maintained primarily to provide deferred compensation benefits for a “select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore exempt from Parts 2, 3 and 4 of Title I of ERISA.

The Compensation Committee of the Board of Directors of the Registrant (the “Committee”) has been designated to administer the Plan. The Committee has the exclusive right and full discretion to, among other things, appoint agents to act on its behalf and to make, amend and/or rescind rules as it deems necessary for the proper administration of the Plan. The Committee may also select subsidiaries of the Registrant to become participating employers under the Plan.

Each employee who is selected by the Committee to participate in the Plan and each member of the Board of Directors of the Registrant (the “Board”) who participates in the Plan (each, a “Participant”) will have the opportunity to defer a percentage of his or her compensation pursuant to the terms of the Plan. Specifically, a Participant may elect to defer up to (i) 50% of his or her cash-paid base salary; (ii) 75% of his or her discretionary or annual cash incentive compensation; and (iii) 100% of any cash compensation paid for services the Participant performed as a member of the Board, as applicable.

Each Participant’s deferred amounts will be credited to an account maintained on the books of the Registrant (an “Account”). Participants have the opportunity to designate the investment funds (the “Funds”) to which a portion of the deferred amounts are to be credited. If a Participant fails to make an election among the available Funds, the Participant’s deferrals will be automatically allocated into the lowest-risk Fund, as determined by the Committee.

Each Participant’s Account will be credited or debited to reflect earnings or losses that would have been realized if the deferred amounts actually were invested in accordance with the Participant’s investment elections. Pursuant to the terms of the Plan, the Registrant may elect to make contributions to a Participant’s account, but is under no obligation to do so. The Deferred Compensation Obligations are not convertible into another security of the Registrant.

The Registrant is required under the Plan to establish one or more grantor trusts for the purpose of providing for the payment of the Deferred Compensation Obligations. However, each Participant is an unsecured general creditor of the Registrant with respect to all Deferred Compensation Obligations and will rank pari passu in right of payment with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

At the time of making a deferral election, each Participant will designate the time and form of the distribution of deferrals to be made for the year to which that election relates. Participants may make a new distribution election pertaining to deferrals in subsequent years. Once made, a Participant can only change a distribution election under terms and conditions specified under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and subject to other conditions in the Plan.

Generally, distributions will be made to a Participant upon the earlier of his or her separation from service, death or disability. In the event of a Participant’s separation from service, the distribution payment will be made on the first business day of the seventh month commencing after the month in which the separation from service occurs. In the event of the Participant’s death or disability, the distribution payment will be made on the first business day of the month commencing after the month in which the death or disability occurs. These distributions are generally paid in a single lump-sum cash payment.

A Participant may elect to receive a distribution in the event the Participant experiences a separation from service following the date on which the Participant’s age and number of years of service with the Registrant or a subsidiary of the Registrant, when combined, equals 62 years (a “Retirement”). In the event of a Participant’s Retirement, the distribution payment will be made on the first business day of the seventh month commencing after the month in which the separation from service occurs. These distributions will generally be paid in a single lump-sum cash payment, but, subject to certain conditions under the Plan, may be paid in equal annual installments over a period of up to ten years.

A Participant may elect to receive a distribution upon a change in control (as that term is defined in the Plan) of the Registrant, so long as the election to receive a distribution upon a change in control was made irrevocably at the time the Participant began participating in the Plan. In the event a distribution is made upon a change in control, the distribution payment will be made on the first business day of the month after the change in control occurs.

In addition to these distribution events, a Participant may elect to receive scheduled distributions on a particular date, subject to timing requirements set forth by the Committee. Distribution payments made pursuant to a scheduled distribution election are generally made in a single lump-sum cash payment, but, subject to certain conditions in the Plan, may be made in equal annual installments over a period of up to ten years.

Each Participant has the right, at any time, to designate one or more persons as beneficiary to receive the payment of benefits under the Plan in the event of the Participant’s death prior to complete distribution of the Participant’s Account. If a Participant fails to properly designate a beneficiary, or if the designated beneficiary dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s beneficiary will be deemed to be the Participant’s estate.

The Registrant reserves the right to amend or terminate the Plan at any time. However, if an amendment would adversely affect a Participant’s existing accrued benefits under the Plan, then the Registrant must first obtain that Participant’s written consent. Any distributions made pursuant to a termination of the Plan will only be made as provided for under the terms of the Plan and as necessary in order to comply with Section 409A of the Code.

This summary is qualified in its entirety by reference to the terms of the Plan incorporated herein by reference.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person’s acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s Amended and Restated Certificate of Incorporation provides that the Registrant, to the full extent permitted by law, shall indemnify any of its past and present directors, officers, employees or any person that is or was serving at the request of the Registrant as a director, officer or employee of another enterprise if they were or are a party to, or are threatened to be made a party to, any threatened, pending or complete action, suit or proceeding. The indemnification provided therein includes expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding. In addition, the Registrant’s Amended and Restated Certificate of Incorporation provides that the Registrant may, to the full extent permitted by law, indemnify any other person for any such expenses as to actions in their official capacity or actions in another capacity while holding such office.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation provides that no director shall be liable to the Registrant for monetary damages for breach of fiduciary duty as a director, except for liability:

(i)	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

(ii)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)	for the unlawful payment of dividends on or redemption of the Registrant’s capital stock; or

(iv)	for any transaction from which the director derived an improper personal benefit.

The Registrant has obtained policies insuring the Registrant and its directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document
4.1

Amended and Restated Certificate of Incorporation of Sirius XM Holdings Inc. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-34295) filed November 15, 2013, and incorporated herein by reference).

4.2

Amended and Restated By-Laws of Sirius XM Holdings Inc. (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-34295) filed November 15, 2013, and incorporated herein by reference).

4.3

Sirius XM Holdings Inc. Deferred Compensation Plan (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-34295) filed on June 30, 2015, and incorporated herein by reference).

5.1*	Opinion of Milbank, Tweed, Hadley & McCloy LLP, outside legal counsel for the Registrant.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.4*	Consent of Milbank, Tweed, Hadley & McCloy LLP (filed as part of Exhibit 5.1).

24.1*	Powers of Attorney (included in the signature pages to this Registration Statement).

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 1st day of July 2015.

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitute and appoint Patrick L. Donnelly and Ruth A. Ziegler, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and powers of attorney have been signed by the following persons in the capacities indicated on the 1st day of July 2015.

Signature	Title

/s/ Gregory B. Maffei	Chairman of the Board of Directors and
(Gregory B. Maffei)	Director

/s/ James E. Meyer	Chief Executive Officer and Director
(James E. Meyer)	(Principal Executive Officer)

/s/ David J. Frear	Executive Vice President and Chief Financial Officer
(David J. Frear)	(Principal Financial Officer)

/s/ Thomas D. Barry	Senior Vice President and Controller
(Thomas D. Barry)	(Principal Accounting Officer)

/s/ Joan L. Amble	Director
(Joan L. Amble)

/s/ Anthony J. Bates	Director
(Anthony J. Bates)

/s/ George W. Bodenheimer	Director
(George W. Bodenheimer)

/s/ Mark D. Carleton	Director
(Mark D. Carleton)

/s/ Eddy W. Hartenstein	Director
(Eddy W. Hartenstein)

/s/ James P. Holden	Director
(James P. Holden)

/s/ Evan D. Malone	Director
(Evan D. Malone)

/s/ James F. Mooney	Director
(James F. Mooney)

Director
(Carl E. Vogel)

/s/ Vanessa A. Wittman	Director
(Vanessa A. Wittman)

/s/ David M. Zaslav	Director
(David M. Zaslav)